Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

On March 31, 2006, the Company completed its acquisition of Maytag Corporation. The Unaudited Pro Forma Condensed Combined Statement of Operations combines the historical consolidated statement of operations of Whirlpool and the historical consolidated statement of operations of Maytag, giving effect to the merger as if it had been completed on January 1, 2005. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheet of Whirlpool and the historical consolidated balance sheet of Maytag, giving effect to the merger as if it had been completed on December 31, 2005. This information should be read in conjunction with the:

•                     accompanying notes to the unaudited pro forma condensed combined financial statements;

•                     separate historical financial statements of Whirlpool as of and for the year ended December 31, 2005 included in Whirlpool’s Financial Supplement to the 2005 Annual Report on Form 10-K and to the 2006 Proxy Statement for the fiscal year ended December 31, 2005;

•                     separate historical financial statements of Maytag as of and for the year ended December 31, 2005 included in Maytag’s Annual Report on Form 10-K for the year ended December 31, 2005.

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed at the date indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting with Whirlpool treated as the acquiror. Accordingly, the historical consolidated financial information has been adjusted to give effect to the impact of the consideration paid in connection with the merger. In the Unaudited Pro Forma Condensed Combined Balance Sheet, Whirlpool’s cost to acquire Maytag has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of acquisition. Any differences between the fair value of the consideration paid and the fair value of the assets and liabilities acquired has been recorded as goodwill. The amounts allocated to acquired assets and liabilities in the Unaudited Pro Forma Condensed Combined Balance Sheet are based on management’s preliminary internal valuation estimates and consultations with outside valuation experts. Definitive allocations are being performed and will be finalized based upon certain valuations and other studies, including but not limited to studies regarding inventory, intangible assets, property, plant and equipment, pension liabilities, and postemployment benefit liabilities. These valuations and other studies will be completed by Whirlpool and in some cases with the services of outside valuation specialists. Accordingly, the purchase allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value.

The Unaudited Pro Forma Condensed Combined Statement of Operations also includes certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired tangible and intangible assets.

The Unaudited Pro Forma Condensed Combined Statement of Operations does not include the impact of any potential cost savings or one-time costs that may result from the merger. Whirlpool currently expects the merger with Maytag to generate pre-tax annualized cost savings in excess of $400 million. Cost efficiencies are expected from all areas of the value chain, including product manufacturing, infrastructure and support areas, global procurement and logistics. The company expects to gain the majority of efficiencies during 2007 and anticipates savings to be fully realized in 2008. The company will incur approximately $450 million in pre-tax, one-time cash costs to realize the annualized savings estimates. Approximately $150 million of these costs are expected to affect earnings over the next three years with the remainder capitalized under purchase accounting. Additionally, the unaudited pro forma condensed combined financial statements do not reflect the previously announced intention to dispose of the Hoover floor-care, Dixie Narco vending systems, Amana commercial microwave and Jade commercial products appliance businesses.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005
(in millions, except per share data)

	Historical Whirlpool (a)	Historical Maytag (a)	Pro Forma Adjustments		Pro Forma Combined
Net sales	$14,317	$4,891	$(78	)(b)	$19,130

Expenses
Cost of products sold	12,069	4,413	(78	)(b)	16,394
			25	(c)
			(35	)(d)
Selling, general and administrative	1,399	443	(5	)(d)	1,876
			39	(e)
Goodwill impairment	—	5	—		5
Asset impairment	—	14	—		14
Restructuring costs	57	53	—		110
Operating profit	792	(37)	(24)		731
Other income (expense)
Interest and sundry income (expense)	(65)	(17)	20	(f)	(62)
Interest expense	(130)	(66)	(45	)(g)	(241)
Earnings (loss) from continuing operations before income taxes and other items	597	(120)	(49)		428
Income taxes (benefit)	171	(38)	(19	)(h)	114
Earnings (loss) from continuing operations before equity earnings and minority interests	426	(82)	(30)		314
Equity in income (loss) of affiliated companies	1	—	—		1
Minority interests	(5)	—	—		(5)
Net earnings (loss)	$422	$(82)	$(30)		$310
Per share of common stock
Basic earnings (loss) from continuing operations	$6.30	$(1.02)			$4.04
Diluted earnings (loss) from continuing operations	$6.19	$(1.02)			$3.98
Dividends	$1.72	$0.45			$1.72
Weighted-average shares outstanding (in millions):
Basic	67.1	79.9	9.6	(i)	76.7
Diluted	68.3	79.9	9.6	(i)	77.9

***      Please read in conjunction with accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statement of Operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF OPERATIONS

(a)             Certain reclassifications have been made to the historical presentation of Whirlpool and Maytag to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Statement of Operations including, but not limited to, freight and warehousing costs of $800 million originally included by Whirlpool in Selling, General and Administrative expense and reclassified to Cost of Products Sold for the year ended December 31, 2005.

(b)             Represents the elimination of inter-company sales between Whirlpool and Maytag of $78 million for the year ended December 31, 2005.

(c)             Represents an increase in depreciation expense resulting from the fair value adjustments to Maytag’s property, plant and equipment that will continue to be held and used (see notes to the Unaudited Pro Forma Condensed Combined Balance Sheet).

(d)             Represents a net reduction in pension and other post-retirement benefit costs attributable to the impact of the fair value adjustment to Maytag’s pension and other post-retirement medical benefits obligations (see notes to the Unaudited Pro Forma Condensed Combined Balance Sheet).

(e)             Represents an increase in intangible asset amortization expense resulting from the purchase price allocation related to Maytag’s intangible assets (see notes to the Unaudited Pro Forma Condensed Combined Balance Sheet).

The unaudited pro forma condensed combined financial statements reflect a preliminary allocation to tangible assets, liabilities, goodwill and other intangible assets. The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed combined financial statements.

(f)               Represents the elimination of $20 million of non-recurring acquisition costs related to the transaction included in Maytag’s 2005 Statement of Operations.

(g)            Represents interest expense resulting from the debt financing portion of the merger consideration (see notes to the Unaudited Pro Forma Condensed Combined Balance Sheet).

(h)            Income tax effects as a result of pro forma adjustments are estimated at the statutory rate for the periods presented.

(i)               The pro forma combined per share amounts and weighted average shares reflect the combined weighted average number of Whirlpool common shares adjusted to reflect the exchange ratio of 0.1196 shares of Whirlpool common stock for each share of Maytag common stock, including the impact of net shares issued to satisfy Maytag stock options using the treasury stock method. The diluted number of shares takes into account the Maytag stock options that were assumed by Whirlpool.